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                                                                  Exhibit 10.21









                            RENAL CARE GROUP, INC.

                   CHIEF MEDICAL OFFICER SERVICES AGREEMENT

                              FEBRUARY 12, 1996




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                   CHIEF MEDICAL OFFICER SERVICES AGREEMENT


        THIS CHIEF MEDICAL OFFICER SERVICES AGREEMENT (the "Agreement") is made and entered into this 12th day of February, 1996, to be effective as provided for herein below, by and between RCG MISSISSIPPI, INC., a Delaware corporation (the "COMPANY"), and John D. Bower, M.D., an individual resident of the State of Mississippi (the "PHYSICIAN").

                                  WITNESSETH

        WHEREAS, the COMPANY owns and operates various renal dialysis facilities located throughout the Southeastern United States which provide outpatient and home dialysis services,

        WHEREAS, the COMPANY desires to engage a physician who is skilled in the care of patients at End Stage Renal Disease ("ESRD) facilities and is willing to act as the COMPANY's Chief Medical Officer;

        WHEREAS, the PHYSICIAN is licensed to practice medicine and prescribe drugs without restriction in the States of Mississippi, Arkansas and Louisianna specializes in dialysis services, is experienced in the care of patients at ESRD facilities and is willing to act as the COMPANY's Chief Medical Officer.

        NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties as herein set forth, the receipt and sufficiency of such consideration being hereby acknowledged, the parties agree as follows:

                                  ARTICLE I
                                   SERVICES

        1.1 ENGAGEMENT. The COMPANY shall engage the services of the PHYSICIAN and the PHYSICIAN shall perform services for the COMPANY as the Chief Medical Officer. In such capacity, the PHYSICIAN shall (i) serve as the chairman of the COMPANY's Medical Advisory Board, (ii) oversee the activities of the Physicians retained by the COMPANY as medical directors of the COMPANY's various ESRD Facilities located in the Southeastern United States and the physicians admitting patients to the COMPANY's facilities, (iii) assist the COMPANY in formulating and implementing policies and procedures for the operation of the COMPANY's ESRD facilities which shall be in accordance with the requirements of Medicare and Medicaid and other applicable state and federal laws, rules and regulations; (iv) make recommendations to the COMPANY in keeping controllable costs of the COMPANY's facilities to a minumum; (v) maintain the COMPANY's overall quality management program, and procedures to promote the consistency and quality of all dialysis services provided by the COMPANY so that the COMPANY is in compliance with all applicable governmental requirements; and (vii) perform the services customarily performed by medical directors of dialysis facilities and such additional or other tasks related to the oversight of dialysis treatments being administered at any COMPANY ESRD facility located in Mississippi, Arkansas, and Louisianna which is temporarily without a medical director.



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       1.2  RESPONSIBILITIES.  Without limiting the generality of the foregoing, when acting as a medical director of an ESRD facility, the PHYSICIAN shall perform the following services:

              (a) Ensure proper administration and execution of the facility's patient care policies through the facility's Administrative Nurse;

              (b) Provide medical expertise to the facility's nursing staff through the facility's Administrative Nurse;

              (c) Oversee the facility's physical facilities and assets and the daily operation and maintenance of dialysis equipment;

              (d) Monitor the selection of the appropriate dialysis treatment modality and treatment setting for facility patients in conjunction with the patients attending physician, if necessary;

              (e) Ensure policies are in place for assuring the availability of personnel capable of handling emergency situations should they arise;

              (f) Develop needs analyses, implement and monitor facility training programs, including in-service training to patients;

              (g) Review and approve water analysis results and monthly culture reports, direct and monitor appropriate remedial steps as needed;

              (h) Participate in on-site governmental and managed care organization surveys upon request of the COMPANY; review federal, state and local survey reports and, as needed, participate in the development and implementation of appropriate plans of correction;

              (i) Review all facility incident reports, patient complaints and quality management reviews and implement corresponding actions, if necessary;

              (j) Be available to the members of the facility's physicians in a counseling capacity and serve as the facility's governing body representative to such physicians;

              (k) Attend periodic conferences upon request of the COMPANY's Medical Advisory Board;

              (l) Perform those other functions required of the facility's medical director;


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                                   ARTICLE II
                              TERM AND TERMINATION

       2.1 TERM. This Agreement shall become effective as of 12:01 a.m. on February 12, 1996 (the "Effective Date") and shall remain in full force and effect until 12:00 p.m. midnight on February 11, 2000, unless otherwise earlier terminated as provided in this Article II (the "Initial Term"). Unless the PHYSICIAN or the COMPANY provides notice in writing to the other of such party's intention to terminate at least 30 days prior to the expiration date of the initial term or the then existing term, this Agreement shall automatically renew for an additional one (1) year term on the same terms and conditions of this Agreement.

       2.2 TERMINATION BY AGREEMENT. If the COMPANY and the PHYSICIAN shall mutually agree in writing, this Agreement shall be terminated on the time and date stipulated therein.

       2.3 TERMINATION WITHOUT CAUSE. Either the COMPANY or the PHYSICIAN may terminate this Agreement at the end of the Initial Term or any Renewal Term by giving thirty (30) days prior written notice to the PHYSICIAN of such intention to terminate.

       2.4 TERMINATION FOR CAUSE. The COMPANY may terminate this Agreement and all rights and liabilities created by this Agreement immediately, at any time for cause including, but not limited to the PHYSICIAN's dishonesty; misappropriation of funds; suspension or revocation of any of the PHYSICIAN's medical licenses or authorizations or ability to prescribe drugs; loss or suspension of the PHYSICIAN's board certification; commission or conviction, including a plea of nolo contendre, of any felony or of any crime involving moral turpitude.

       2.5 EFFECT OF TERMINATION OR EXPIRATION. Following the expiration of this Agreement or its termination for any reason, the PHYSICIAN shall not interfere with any intent by the COMPANY to contract with any other individual or entity for the provision of chief medical officer services.

                                  ARTICLE III
                          ILLNESS, INCAPACITY OR DEATH

       3.1 INCAPACITY. If, at any time during the term of this Agreement, the PHYSICIAN becomes disabled or unable to perform for any reason all of the duties described herein, such disability or inability to perform his duties shall not then be in breach of this Agreement. The disability or inability to perform his duties shall be determined by a qualified physician selected by the COMPANY.
The PHYSICIAN shall continue to receive all of the compensation provided in
Article IV of this Agreement during any disability.

       3.2 DEATH. In the event of PHYSICIAN's death during the term of this Agreement, PHYSICIAN's estate shall continue to receive all of the compensation provided in Article IV of this Agreement.


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                                   ARTICLE IV
                                  COMPENSATION

       4.1 COMPENSATION. In consideration of the services, covenants, and agreements agreed to be performed by the PHYSICIAN during the Term of this Agreement, the COMPANY shall pay the PHYSICIAN a Chief Medical Officer Fee of One Hundred Thousand Dollars ($100,000) during each year of this Agreement. The Chief Medical Officer Fee shall be payable in equal monthly installments on the tenth (10th) day of the month following the month in which services are rendered. The PHYSICIAN agrees to accept the Chief Medical Officer Fee as determined above as the total compensation for all services, covenants and agreements pursuant to this Agreement.

       4.2 ADDITIONAL EFFECT OF TERMINATION. If either the COMPANY or the PHYSICIAN terminates this Agreement or it expires before the end of a pay period, the compensation shall be pro-rated on a daily basis for purposes of calculating the amount of compensation due PHYSICIAN through the date of termination or expiration.

                                   ARTICLE V
                               STATUS OF PARTIES

       5.1 INDEPENDENT CONTRACTOR STATUS. It is mutually understood and agreed that the PHYSICIAN is an independent contractor in his performance of the professional services, duties and obligations contemplated by this Agreement. The COMPANY shall neither have nor exercise any control or direction over the methods or manner by which the PHYSICIAN performs his professional services and functions. Except for requiring the coverage of services called for in the Agreement, the COMPANY shall not set nor shall it have the right to set, the specific working hours of the PHYSICIAN. The PHYSICIAN shall not be subject to any policies or procedures applicable to the COMPANY except those required of the COMPANY for it to be in compliance with governmental laws and regulations; nor shall he be entitled to employee benefits including vacation pay, sick leave, retirement benefits, Social Security, Workers' Compensation, disability or unemployment insurance benefits that may be provided to the COMPANY's employees. The terms of this Agreement shall take precedence over any inconsistent terms which may be found in the policies, PHYSICIAN applications, or otherwise of the COMPANY as presently existing or as amended.

       5.2 PAYMENT OF TAXES. The PHYSICIAN acknowledges that he will have sole responsibility for the payment of all federal, state and local estimated, withholding and employment taxes arising out of its relationship with and the performance of the professional services for the COMPANY. The PHYSICIAN acknowledges and agrees that the COMPANY will not withhold on his behalf any sums for income tax, unemployment insurance, social security or any other withholding pursuant to any law or requirement of any governmental body, nor will the COMPANY make available to the PHYSICIAN any of the benefits afforded to employees of the COMPANY. Each and every one of such payments, withholding and benefits, if any, is the sole responsibility of the PHYSICIAN. The PHYSICIAN agrees to indemnify and hold the COMPANY harmless from any and all loss or liability arising with respect to such payments, withholdings and benefits, if any. In the event the United States Internal Revenue Service ("IRS") should question or challenge the


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worker status of the PHYSICIAN, the parties hereto mutually agree that both the
PHYSICIAN and the COMPANY shall have the right to participate in any discussion or negotiation occurring with the IRS, irrespective of or by whom such discussions or negotiations are initiated; and, each party shall notify the other in advance of any planned meeting or discussion.

     5.3 NO AGENCY. The PHYSICIAN shall not have the right or authority and hereby expressly covenants not to enter into a contract in the name of the COMPANY or otherwise bind the COMPANY, in any way, without the express written consent of the COMPANY. The PHYSICIAN shall hold the COMPANY harmless from any loss attributable to a violation of this covenant. However, PHYSICIAN shall advise and assist the COMPANY in securing and retaining contracts in the name and for the account of the COMPANY with such individuals or entities necessary for the proper and efficient functioning of the COMPANY.

     5.4 ACCESS TO RECORDS. If it is ultimately determined that Section 952 of the Omnibus Reconciliation Act of 1980 applies to this Agreement, the PHYSICIAN will make available to the Secretary of the United States Department of Health and Human Services, the United States Comptroller General, and their representatives, this Agreement and all books, documents and records necessary to certify the nature and extent of the costs of those services. If the PHYSICIAN carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve-month period with a related organization, the subcontract will also contain an access clause to permit access by the Secretary, Comptroller General, and their representatives to the related organizations's books, documents and records.

                                  ARTICLE VI
                                  INSURANCE

     6.1 MINIMUM INSURANCE COVERAGE. The PHYSICIAN shall purchase and maintain at his expense professional and general liability insurance coverage from a commercial insurance company licensed to transact insurance in the State of Mississippi and acceptable to the COMPANY in an amount equal to the higher of One Million Dollars ($1,000,000) per claim and Three Million Dollars ($3,000,000) in the aggregate per year, (the "Minimum Coverage").

     6.2 CONTINUING COVERAGE. If the PHYSICIAN either changes insurance carriers for any reason or switches from "claims made" to "occurrence" coverage, or has the Minimum Coverage terminated for any reason, then the PHYSICIAN shall obtain the requisite Minimum Coverage with prior acts coverage containing a retroactive date sufficient to cover any claims arising out of acts which occurred from the Effective Date of this Agreement through and including the expiration date of the current coverage.

     6.3 EVIDENCE OF COVERAGE. On execution of this Agreement and annually thereafter or on reasonable request, the PHYSICIAN shall provide the COMPANY with a certificate of insurance or other written instrument acceptable to the COMPANY evidencing purchase of the requisite Minimum Coverage. The PHYSICIAN shall notify the COMPANY at least thirty (30) days prior


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to the voluntary cancellation or termination of the Minimum Coverage and immediately upon receipt of any notice of involuntary cancellation or termination of the Minimum Coverage.

                                 ARTICLE VII
                               REPRESENTATIONS

        7.1 Representations and Warranties. In performing services under this Agreement, the PHYSICIAN covenants and warrants that he:

                  (a) Is licensed without restriction to practice medicine in the States of Mississippi, Arkansas and Louisiana, and has never had any such license in this or any other state limited, withdrawn, suspended, subject to reprimand, curtailed, placed on probation or revoked;

                  (b) Is a member of the active medical staff of a hospital and has at least one (1) year experience or training in the care of patients at an end stage renal disease treatment facility;

                  (c) Has never been denied membership or reappointment to membership on the medical staff of any health care facility, and no health care facility medical staff membership or clinical privileges of the PHYSICIAN have ever been limited, suspended, curtailed, revoked, placed on probation or withdrawn, subject to reprimand whether voluntarily or as a result of action (either formal or informal) initiated by any health care facility or its medical staff;

                  (d) Shall use his best and most diligent efforts and professional skills and judgment in rendering services under this Agreement;

                  (e) Shall perform professional services and shall render care to patients in accordance with and in a manner consistent with appropriate standards and the ethics of the medical profession and as necessary for the COMPANY to maintain compliance with applicable governmental laws and regulations;

                   (f) Shall immediately notify the COMPANY of any denial, suspension, revocation or curtailment of licensure or certification status, medical staff membership or clinical privileges held by the PHYSICIAN with any state, company, payor or health care facility;

                   (g) Has notified the COMPANY of each action or claim alleging professional negligence filed or asserted against him within the previous five (5) years and a current status and/or ultimate resolution of such claim and will immediately notify the COMPANY in writing of his receipt of any action, claim or lawsuit alleging professional negligence lodged against him individually or against any partnership, professional corporation or association with which he is affiliated; and

                   (h) Shall immediately notify the COMPANY of any sanction, threatened sanction, investigation or proceeding by any governmental agency or any entity regarding his participation in the Medicare, Medicaid program or any third party payor program.



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                                  ARTICLE VIII
                                 MISCELLANEOUS

       8.1 NOTICES. Any notices to be given under this Agreement shall be deemed given if sent U.S. certified mail, return receipt requested, to the parties at the following addresses:

       PHYSICIAN:           John D. Bower, M.D.
                            3220 North State Street
                            Jackson, Mississippi 39216

       COMPANY:             RCG MISSISSIPPI, INC.
                            1801 West End Avenue, Suite 1100
                            Nashville, Tennessee 37203
                            Attn:  Sam A. Brooks, President

       If either party desires to change either the address or the person to whom notice is to be given, such change must be done in writing delivered to the parties.

       8.2 AMENDMENTS. This Agreement may be amended at any time by mutual agreement of the parties hereto, but any such amendment shall not be operative or valid unless the same is reduced to writing and approved by the parties hereto.

       8.3 ASSIGNABILITY. This Agreement is personal to the PHYSICIAN and the PHYSICIAN shall not assign any of his rights or obligations under this Agreement without consent of the COMPANY. The COMPANY may not assign its rights and obligations under this Agreement without the consent of the PHYSICIAN.

       8.4 SEVERABILITY AND TERMINATION PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term of this Agreement, the legality, validity or enforceability of the remaining provisions of this Agreement shall not be effected thereby, and in lieu of such illegal, invalid or unenforceable provisions, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

       8.5 HEADINGS. The headings of this Agreement are inserted for convenience only and are not to be considered in constructing of the provisions hereof.

       8.6 ENTIRE AGREEMENT. This Agreement constitutes the full contract and agreement of the parties, superseding all prior or contemporaneous agreements, either oral or written.

       8.7 CONSTRUCTION OF THE AGREEMENT AND BINDING EFFECT. This Agreement shall be construed and interpreted according to the laws of the State of Mississippi.

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       8.8  NON-WAIVER.  The failure of either part to exercise any of its rights under this Agreement for a breach thereof shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

       8.9 DISPUTES AND GOVERNING LAW. The COMPANY and the PHYSICIAN agree that any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowed by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through arbitration. Either party may notify the other party of the existence of a dispute by written notice to the address indicated hereinabove. The parties shall thereafter attempt in good faith to resolve their differences within thirty (30) days after the receipt of such notice. If the dispute cannot be resolved within such 30-day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. A single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute.

       The parties agree that in the event arbitration is necessary, the laws of the State of Mississippi and any applicable federal law shall apply. The place of the arbitration shall be Jackson, Mississippi.

       The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the State of Mississippi.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written to be effective as provided hereinabove.


       COMPANY:             RCG MISSISSIPPI, INC.


                            BY: /s/ Sam A. Brooks, President
                               -----------------------------
                                 Sam A. Brooks, President


       PHYSICIAN:

                               /s/ John D. Bower, M.D.
                               -----------------------------
                               John D. Bower, M.D.



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